EXHIBIT 99.1

United-Guardian Reports Third Quarter Financial Results

HAUPPAUGE, N.Y., Nov. 08, 2018 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that net income for both the third quarter and the first nine months of 2018 increased over the comparable periods in 2017, with third quarter net income rising from $1,090,323 ($0.24 per share) to $1,316,524 ($0.29 per share), and net income for the first nine months increasing from $2,828,907 ($0.62 per share) to $3,769,048 ($0.82 per share). Gross sales increased from $3,304,489 to $3,599,530 for the third quarter, and from $10,068,868 to $11,407,876 for the nine-month period.

Ken Globus, President of United-Guardian, stated, “With increased sales of our cosmetic ingredients, along with higher sales of Renacidin® Irrigating Solution, our most important pharmaceutical product, we have been able to maintain the steady increase in sales that we have experienced so far this year. Sales of our personal care products, in particular our Lubrajel® line of water-based moisturizers and lubricants, increased by 14% for the third quarter and 17% for the first nine months of the year, with sales to our largest marketing partner, Ashland Specialty Ingredients, increasing by 35% for the third quarter and 23% for the nine-month period. Those increases were partially offset by a reduction in sales to Korea, a situation that we are currently addressing. We remain optimistic that we will be able to continue to increase our sales by working closely with our marketing partners to expand the marketing of our current line of cosmetic ingredients, and by bringing to market some of the new cosmetic ingredients that are currently under development. Those efforts, along with our new web-based marketing efforts for Renacidin, should enable us to continue to increase our sales in the coming years.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                                                            Contact:   Robert S. Rubinger
                                                                                                            Public Relations
                                                                                                            (631) 273-0900

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED SEPTEMBER 30, 2018 and SEPTEMBER 30, 2017* STATEMENTS OF INCOME (UNAUDITED)
	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017

Sales:
Gross sales	$3,599,530	$3,304,489	$11,407,876	$10,068,868
Sales allowances and returns	(185,528)	(126,697)	(515,144)	(329,937)
Net sales	3,414,002	3,177,792	10,892,732	9,738,931

Costs and expenses:
Cost of sales	1,267,076	1,110,806	4,328,180	4,042,015
Operating expenses	519,330	438,257	1,577,864	1,320,342
Research and development	98,301	159,531	291,250	507,535
Total costs and expenses	1,884,707	1,708,594	6,197,294	5,869,892

Income from operations	1,529,295	1,469,198	4,695,438	3,869,039

Other Income (expense):
Investment income	38,048	64,054	142,607	185,616
Unrealized loss on marketable securities	(16,183)	---	(56,313)	---
Realized gain on marketable securities	115,328	50,196	2,052	54,302
Loss on trade-in of equipment	---	---	(12,837)	---
Total other income (expense)	137,193	114,250	75,509	239,918

Income before provision for income taxes	1,666,488	1,583,448	4,770,947	4,108,957

Provision for income taxes	349,964	493,125	1,001,899	1,280,050

Net income	$1,316,524	$1,090,323	$3,769,048	$2,828,907

Earnings per common share (Basic and Diluted)	$0.29	$0.24	$0.82	$0.62

Weighted average shares – basic and diluted	4,594,319	4,594,319	4,594,319	4,594,319

* Additional financial information can be found at the company’s web site at www.u-g.com.